Exhibit 10.1

Alison Rogers-McCoy
Executive Recruiting &
Talent Acquisition Lead
Aetna
151 Farmington Avenue
Hartford, CT 06156
(860) 273-0259

December 17, 2012

Francis Samuel Soistman Jr.
14925 Finegan Farm Drive
Darnestown, Maryland 20874

Dear Fran:

On behalf of Aetna and the Government Services organization, I am pleased to offer you the position of Head of Medicare.

We look forward to having you start work on January 14, 2013. Your base salary will be $500,000 per year, payable in accordance with the company’s regular payroll practices (currently bi-weekly). Your salary will be reviewed periodically for a possible salary increase and the company may also from time to time review and adjust salaries to reflect appropriate compensation for each position. This offer is made with the understanding that your principal work location is to be discussed and mutually agreed upon.  In addition, the amount of time you spend in multiple states due to business travel may impact your state tax liability.

You will be eligible for consideration for an award under the company’s annual incentive program beginning with the 2013 performance year (payable in 2014) as long as the plan is in effect. Each year thereafter, while you are employed by the company, you will be eligible for consideration for additional awards under the annual incentive program while the plan remains in effect. Your full-year annual target bonus opportunity will be 80% of your base salary.

For the 2013 annual equity grant award, we will recommend to the Board of Directors’ Committee on Compensation and Organization that you receive an equity award grant with a dollar value of $800,000. The current 2012 annual guideline for your role is $750,000.

As a member of the Executive Tier of the Aetna Equity based Compensation program, you are expected to achieve a certain level of ownership in Company stock to better align the interests of senior executives with Company shareholders. Specifically, we expect you to own shares of stock in the Company with a dollar value greater than or equal to 200% of your base salary. If, at the time of vesting an executive has not achieved his or her stock ownership requirement, up to a 35% sales restriction will be applied to after-tax shares. In addition to retaining shares from vesting in equity grants, there are a variety of Company programs currently available to you to build your stock ownership position. Additional program details will be made available to you with your awards.

Soistman, F.
12/17/2012

For the purpose of Paid Time Off (PTO) accrual only, you will earn twenty-eight (28) PTO days annually, as if you had ten (10) years of service. In your first partial calendar year of employment, your PTO accrual will be pro-rated, based on your hire date. PTO includes time out of the office for vacation, personal time, family illness, and incidental sick days.

You will be eligible to participate in our contributory health and welfare benefit plan. Coverage for medical, dental, life, disability, flexible spending accounts and accident benefits will become effective on the first of the month following the date you begin work (or re-commence work if you are being re-hired). If you begin work on the first of the month, your benefits will become effective immediately. Information on Aetna’s total benefits package (various benefit programs and services and associated costs), can be accessed at www.Aetna.com/working (Benefits). Once you begin work, you can enroll for coverage through our intranet site.

If you have a disability and will need an accommodation to perform the essential functions of your job, please call Aetna's HR Contact Center at 1-800-238-6247.  They will collect contact information from you and refer your request to Aetna's Workplace Accommodations Unit.  The Workplace Accommodations Unit will then contact and work with you to identify and implement a reasonable accommodation.

This offer is based on the information you provided in the Aetna Employment Application and is also contingent upon successful completion of a background check. As you were also previously advised, a drug test is part of the standard pre-employment process. This job offer is contingent upon your passing a urinalysis drug test before your start date. Your test must be scheduled and taken no later than two business days from the date you verbally accepted Aetna's offer of employment. The enclosed handout, the Aetna Candidate Information sheet, provides instructions you must follow to schedule and take your drug test within the timeframe noted above.

Federal law requires that we verify the employment authorization of all new employees.  On your first day, you must bring appropriate documentation to verify both your identity and employment eligibility.  Please carefully review the enclosed materials that provide information about certain documents (List of Acceptable Documents) that you must bring to work on your first day in order to complete the I-9 form. In addition, the employee name which you have provided to us must match exactly to the name associated with your social security number and listed with the Social Security Administration (including middle name/initial) as well as the identity document which you provide when completing your I-9.  If it does not, we may not be able to hire you or your employment could be terminated at a later date.  Therefore, please follow up with the SSA to resolve any discrepancies prior to your scheduled first day of work.

In addition, Aetna participates in the federal E-Verify Program in all states, with the exception of Illinois. Under the E-Verify Program, documents used to determine employment authorization are subject to verification by the Social Security Administration and Department of Homeland Security through their databases. Should we receive a non confirmation from the Department of Homeland Security and/or cannot determine the validity of the documents presented, we may terminate your employment.

Soistman, F.
12/17/2012

This offer is made based on your representation that your accepting this position and performing your job responsibilities will not violate any restrictive covenants in favor of any present and/or former employers. We expect that you will comply with all of your restrictive covenants and other obligations, including any obligation not to disclose confidential or proprietary information, and that you will not breach any such covenants or obligations during the course of your employment with the company.

Aetna expects you to treat confidential and proprietary information-both that belonging to Aetna and that belonging to other companies-appropriately. This includes not disclosing or using any confidential or proprietary information or trade secrets from prior employers. If you are not sure if this applies to you, you should seek legal advice. To protect the company’s proprietary information, as a condition of your employment, you will be required to sign and return the attached Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement.

This offer and your acceptance of that offer also are contingent upon your agreement to use the Company’s mandatory/binding arbitration program rather than the courts to resolve employment-related legal disputes. In arbitration, an arbitrator instead of a judge or jury resolves the dispute, and the decision of the arbitrator is final and binding. The enclosed materials should answer any questions you have about Aetna’s Employment Dispute Arbitration Program. With respect to claims subject to the arbitration requirement, arbitration replaces your right and the company’s right to sue or participate in a lawsuit. You are advised to, and may take the opportunity to, obtain legal advice before final acceptance of the terms of this offer. You will be required to complete an electronic version of the enclosed Employment Dispute Arbitration Acknowledgement Form on your start date.

You should understand that this letter is not an employment contract. Aetna is an “at will” employer and makes no representation to you of continued employment. While the company hopes that its employment relationship with its employees will be mutually enjoyable and lasting, Employees may terminate their employment at any time, with or without cause, or notice and the company may do the same. Please note, this letter contains all of the terms of the company's offer to you. You may not rely on any verbal or other promise, inducement which is not in this letter.

Your New Employee Orientation will be delivered via Aetna's intranet on your start date. Our orientation web-site will provide you with information which allows you to sign-up for benefits, handle payroll administration functions, obtain your employee I.D. badge and parking hang tag (where applicable), etc. Look for the "Welcome to Aetna" e-mail that will start you on your orientation experience.

Soistman, F.
12/17/2012

Once again, I am delighted to extend this offer to you and look forward to your acceptance. Please acknowledge your acceptance of this offer by signing the enclosed copy of this letter, the enclosed copy of the non -competition, non-solicitation/confidentiality/assignment agreement, and returning within seven (7) days after receipt. If you have any questions, please do not hesitate to call me.

Sincerely,

Aetna Life Insurance Company

By:	/s/ Alison Rogers-McCoy
Alison Rogers-McCoy

Accepted:	/s/ Francis S. Soistman	Date:	12/20/12

c: Kristi Matus

Enclosures

NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY AND ASSIGNMENT AGREEMENT

WHEREAS, I, FRANCIS S. SOISTMAN, JR., an employee of Aetna Inc. or one of its subsidiaries or affiliates (collectively, the "Company"), will be entrusted with knowledge of the Company’s information and materials described below, and will be trained and instructed in the Company’s particular operational methods; and

WHEREAS, I am desirous of being in the Company’s employment as an at-will employee;

NOW, THEREFORE, in consideration of my employment with the Company, the Company providing to me Confidential Information as described below and other good and sufficient consideration, I hereby covenant and agree as follows:

1.
I covenant and agree that so long as I am employed with the Company and for a period of twelve (12) months after my employment with the Company has been terminated for any reason, whether with or without cause and whether voluntarily or involuntarily, I will not directly or indirectly, (a) engage in the ownership (except less than 1% of the outstanding capital stock of any publicly traded company) of, (b) become an employee of, or (c) act as a consultant or contractor to, any competitor of the Company engaged in health care business ("Competitor"). For purposes of Paragraph 1 of this Agreement, "Competitor" shall mean the four companies (and their respective subsidiaries and affiliates) on a list provided by the Company to me (the “Specified Entities”). The initial list of Specified Entities shall be provided simultaneously with execution of this Agreement. The Specified Entities may be changed by the Company from time to time (but shall never be more than four) by delivering a new list to me, provided that any change in the list delivered to me within 90 days prior to or at any time after termination of my employment with the Company shall be null and void. Notwithstanding the foregoing, if my employment is involuntarily terminated by the Company, other than for cause, the length of this non-competition covenant shall not exceed the length of the period in which severance and/or salary continuation benefits are paid to me by the Company. The Company does not intend to enforce the restrictions in this paragraph to the extent (a) such enforcement would violate applicable law or (b) the restrictions are invalid or void under applicable law.

2.
I covenant and agree that for a period of twenty-four (24) months after my employment with the Company has been terminated for any reason, whether with or without cause and whether voluntarily or involuntarily, I will not directly or indirectly (a) solicit or aid in the solicitation of any employee of the Company, (b) solicit or aid in the solicitation on behalf of a Competitor of any customer of the Company with whom I have been personally involved, either directly or indirectly, or (c) induce any health care supplier or provider, broker or agent of the Company to cease or curtail providing services to the Company. As used in this Agreement, for solicitation purposes only a “Competitor” is any company or organization that develops, administers, operates, offers or solicits offers regarding medical, pharmacy, dental, behavioral health, group life, long-term care and disability, medical management, networks, insurance or plans to employers, employees or individuals. The Company does not intend to enforce the restrictions in this paragraph to the extent (a) such enforcement would violate applicable law or (b) the restrictions are invalid or void under applicable law.

12/17/2012

3.
The Company agrees to provide me with access to the Company's trade secrets, confidential information, and proprietary materials which may include but are not limited to the following categories of information and materials: methods, procedures, computer programs, databases, customer lists and identities, provider lists and identities, employee lists and identities, processes, premium and other pricing information, research, payment rates, methodologies, contractual forms, and other information which is not publicly available generally and which has been developed or acquired by the Company with considerable effort and expense (“Confidential Information”). I covenant and agree to hold all of the foregoing trade secrets, Confidential Information and proprietary materials in the strictest confidence and shall not disclose, divulge or reveal the same to any person or entity during the term of my employment with the Company or at any time thereafter.

4.
I understand that I am an at-will employee and that either I or the Company may terminate our employment relationship at any time, with or without cause or notice. Upon such termination, and prior to such termination upon request of the Company, I shall immediately return to the Company all Company property, documentation, trade secrets, Confidential Information and proprietary materials in my possession, custody or control, and shall return any copies thereof. After termination of my employment with the Company, I further agree to cooperate reasonably with all matters requested by the Company within the scope of my employment with the Company.

5.
The purpose of this Agreement, among other things, is to protect the Company from unfair or inappropriate competition and to protect its trade secrets, Confidential Information and business relationships. I agree that if the scope of enforcement of this Agreement is ever disputed, a court or other competent trier of fact may modify and enforce it to the extent it believes is lawful and appropriate.

6.
I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire" as that term is defined in the United States Copyright Act (17 U.S.C., Section 101). I further acknowledge that, while employed by the Company, I may develop ideas, inventions, innovations, procedures, methods, know-how or other works which relate to the Company's current or are reasonably expected to relate to the Company’s future business that may be patentable. To the extent any such works may be patentable, I agree that the Company may file and prosecute any application for patents in my name and that I will, on request, assign to the Company (and take all such further steps as may be reasonably necessary to perfect the Company's sole and exclusive ownership of) any such application and any patents resulting therefrom.

7.
I acknowledge that compliance with this Agreement is necessary to protect the business and good will of the Company and that any actual or prospective breach will cause injury or damage to the Company which may be irreparable and for which money damages may not be adequate. I therefore agree that if I breach or attempt to breach this Agreement, the Company shall be entitled to obtain temporary, preliminary and permanent equitable relief, without bond, to prevent irreparable harm or injury, and to money damages, together with any and all other remedies available under applicable law. I understand that I shall be liable to pay the Company's reasonable attorneys' fees and costs in any successful action to enforce this agreement.

8.	Any controversy or claim arising out of or relating to this Agreement or the breach, termination, or validity thereof, except for temporary, preliminary, or permanent injunctive

12/17/2012

relief or any other form of equitable relief, shall be settled by binding arbitration administered by the American Arbitration Association (“AAA”) and conducted pursuant to the AAA's Employment Arbitration Rules and Mediation Procedures.

9.
This Agreement shall be construed in accordance with the laws of the State of Connecticut. I hereby irrevocably consent to the personal jurisdiction of the courts of the State of Connecticut, it being acknowledged that the Company maintains its headquarters in said location.

10.
This Agreement (together with the list of Specified Entities referenced in Paragraph 1) constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and no verbal or other statements, inducements or representations have been made or relied upon by any party. No modification or change to this Agreement shall be binding upon any party unless in writing executed by all parties.

11.	I acknowledge that the Company is relying upon my foregoing commitments and obligations in revealing trade secrets and confidential information to me, in making any future annual bonus or salary increase and/or any other payments to me, and in otherwise employing me.

IN WITNESS WHEREOF, the parties, intending to be legally bound, state that they understand this Agreement, enter into it freely, and have duly executed it below.

Executed by:	Accepted by:

FRANCIS S. SOISTMAN, JR.,	AETNA INC.

/s/ Francis S. Soistman, Jr.	By:	/s/ Alison Rogers-McCoy
<name> (Signature)		Alison Rogers-McCoy

Francis S. Soistman, Jr.		12/20/12
(Printed Name)		(Date)

Head of Medicare
(Title)

12/20/12
(Date)

12/17/2012